Exhibit 99.1

Marchex Announces Increase to Share Repurchase Program

SEATTLE – May 14, 2012 – Marchex, Inc. (NASDAQ: MCHX) today announced that its Board of Directors has approved a 1 million share increase to the company’s ongoing share repurchase program. This increase is in addition to the approximately 1 million share authorization that was remaining under the program as of May 11, 2012. The share repurchase program authorizes the purchase of the company’s Class B common stock through open market and privately negotiated transactions, at times and in such amounts as the company deems appropriate.

“Based on the company’s strong cash generating capabilities we believe Marchex has the flexibility to be opportunistic with respect to share repurchases in the future”, said Mike Arends, Chief Financial Officer. “We continue to believe Marchex is well positioned as a leader in the emerging performance-based mobile advertising market and the current stock price does not reflect the substantial progress we’ve made building a strong business, nor does it reflect the underlying asset value of the company.”

About Marchex

Marchex, Inc. is a leading mobile and online advertising company that drives millions of consumers to connect with businesses over the phone, delivers the most quality phone calls in the industry, and provides in-depth analysis of those phone calls.

Marchex supports its customers through a unique technology platform that has three primary components: (1) Call Analytics, which powers all of our advertising solutions, and allows partners to leverage data and insights that accurately measure the performance of mobile, online and offline call advertising; (2) Digital Call Marketplace, which connects hundreds of millions of consumer calls to our advertisers annually from a range of mobile and online sources on a Pay For Call basis; and (3) Local Leads, a white-labeled, full service digital advertising solution for small business resellers that drives quality phone calls and other leads to their small business advertisers.

Marchex is based in Seattle. To learn more, please visit www.marchex.com/products.

Forward-Looking Statements:

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, acquisitions, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. There are a number of important factors that could cause Marchex’s actual results to differ materially from those indicated by such forward-looking statements which are described in the “Risk Factors” section of our most recent periodic report and registration statement filed with the SEC. All of the information provided in this release is as of May 14, 2012 and Marchex undertakes no duty to update the information provided herein.

For further information, contact:

Trevor Caldwell

Marchex Investor Relations

Telephone: 206.331.3600

Email: ir(at)marchex.com

Or

MEDIA INQUIRIES

Katie Riese

Weber Shandwick

Telephone: (206) 576-5507

Email: kriese(at)webershandwick.com